CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2025, relating to the financial statements and financial highlights of Wahed Dow Jones Islamic World ETF and Wahed FTSE USA Shariah ETF, each a series of Listed Funds Trust, which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
September 25, 2024